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Exhibit 99.1

NEWS RELEASE

For Immediate Release	Media Contact: Scott Blevins Overstock.com, Inc. +1 (801) 947-3133 sblevins@overstock.com
Investor Contact: Kathryn Huang Hadley Overstock.com, Inc. +1 (801) 947-3282 khuang@overstock.com

Overstock.com, Inc. Announces Closing of Underwriters' Over-Allotment Option Relating to Common Stock Offering

        SALT LAKE CITY, Nov. 30, 2004—Overstock.com, Inc. (Nasdaq: OSTK) today announced that the underwriters of the Company's recent public offering of its common stock have completed the exercise of their over-allotment option to purchase an additional 180,000 shares of the Company's common stock. The closing occurred on November 30, 2004 and resulted in net proceeds to the Company of approximately $9.8 million.

        Lehman Brothers Inc. acted as the sole book-running manager, and Piper Jaffray & Co., Legg Mason Wood Walker, Incorporated and WR Hambrecht + Co, LLC. acted as co-managers. Overstock.com expects to use the net proceeds from the offering for working capital requirements and general corporate purposes. In addition, a portion of the proceeds may be used to acquire complementary technologies or businesses. However, Overstock.com currently has no commitments or agreements and is not involved in any negotiations with respect to any such transactions.

        This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities. A final prospectus supplement relating to these securities has been filed with the Securities and Exchange Commission. These securities may be sold only by means of the final prospectus supplement and related prospectus, copies of which may be obtained from:

Lehman Brothers Inc.
c/o ADP Financial Services
Prospectus Fulfillment
1155 Long Island Avenue
Edgewood, NY 11717
(613) 254-7106

Piper Jaffray & Co.
U.S. Bancorp Center
800 Nicollet Mall
Suite 800
Minneapolis, MN 55402
(612) 303-6000

Legg Mason Wood Walker, Incorporated
100 Light Street
Baltimore, MD 21202
(877) 534-4627

WR Hambrecht + Co, LLC.
539 Bryant St.
San Francisco, CA 94107
(415) 551-8600

About Overstock.com

        Overstock.com Inc. is an online "closeout" retailer, offering discount, brand-name merchandise for sale over the Internet, as well as an online auction site. The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory liquidation distribution channel.

Cautionary Statement Regarding Forward-Looking Statements

        This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are "forward-looking statements" for purposes of these provisions. These forward-looking statements include Overstock.com's intended use of proceeds of the sale of common stock. Overstock.com's business is subject to the risks described in our Annual Report on Form 10-K for the year ended December 31, 2003, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, our prospectus supplement filed with the SEC on November 18, 2004 and all of our subsequent filings with the Securities and Exchange Commission. Overstock.com's annual, quarterly and other filed reports are available over the Internet at the SEC's web site at http://www.sec.gov.

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Overstock.com, Inc. Announces Closing of Underwriters' Over-Allotment Option Relating to Common Stock Offering